UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2016

ARES CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00663	33-1089684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.

Special Meeting of Stockholders

On December 15, 2016, Ares Capital Corporation (the “Company”) held a special meeting of stockholders (the “Special Meeting”) at the Hyatt Regency Bethesda, 7400 Wisconsin Avenue, Bethesda, Maryland 20814.  The issued and outstanding shares of stock of the Company entitled to vote at the Special Meeting consisted of the 313,954,008 shares of common stock outstanding on the record date, October 17, 2016.  At the Special Meeting, the Company’s stockholders voted on the following proposals and the Company’s inspector of election certified the vote tabulations indicated below.

Proposal 1

The proposal to issue shares of the Company’s common stock pursuant to the Agreement and Plan of Merger, dated as of May 23, 2016, by and among the Company, American Capital, Ltd. (“American Capital”), Orion Acquisition Sub, Inc., a wholly owned subsidiary of the Company, Ivy Hill Asset Management, L.P. (“IHAM”), a wholly owned portfolio company of the Company, Ivy Hill Asset Management GP, LLC, in its capacity as general partner of IHAM, American Capital Asset Management, LLC, and solely for the limited purposes set forth therein, Ares Capital Management LLC, the Company’s investment adviser (the “Merger Agreement”), at a price below net asset value per share as described in the Company’s proxy statement for the Special Meeting, was approved, based on the following votes:

FOR	AGAINST	ABSTAIN
152,657,490	23,204,657	2,579,612

Proposal 2

The proposal to issue shares of the Company’s common stock pursuant to the Merger Agreement, in accordance with NASDAQ listing rule requirements as described in the Company’s proxy statement for the Special Meeting, was approved, based on the following votes:

FOR	AGAINST	ABSTAIN
169,552,203	6,313,304	2,576,252

Proposal 3

The proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal 1 and Proposal 2, was approved, based on the following votes:

FOR	AGAINST	ABSTAIN
168,658,334	7,143,097	2,640,328

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION

Date: December 16, 2016

	By:	/s/ Penni F. Roll
	Name:	Penni F. Roll
	Title:	Chief Financial Officer